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                                      AIMCO

                             AIMCO PROPERTIES, L.P.
                    c/o River Oaks Partnership Services, Inc.
                  P.O. Box 2065 S. Hackensack, N.J. 07606-2065
                                 (888) 349-2005


                               September 17, 2002


Dear Limited Partner:

         You should have already received the tender offer documents, including the Offer to Purchase dated August 20, 2002, we recently mailed you offering to acquire your units of limited partnership interest in OXFORD RESIDENTIAL PROPERTIES I LIMITED PARTNERSHIP. The offer was originally scheduled to expire on September 17, 2002. BY THIS LETTER, WE ARE NOTIFYING YOU THAT WE HAVE EXTENDED THE TENDER OFFER UNTIL MIDNIGHT, NEW YORK TIME, ON SEPTEMBER 27, 2002. As of September 13, 2002, 45 units, or 0.19%, had been tendered to us in response to this offer.

         Our offer provides you with an opportunity to gain liquidity for your investment and to eliminate the cost and record keeping associated with limited partnership tax reporting. If we purchase your tendered units, you will receive cash, but you may recognize a gain or loss for federal income tax purposes. However, you will not receive a K-1 in respect of your partnership income or loss after the tax year in which your units are purchased. If you retain your units, you will continue to be a limited partner. However, you may not be able to liquidate your investment until the partnership terminates.

         If you have not already done so, please remember, that to accept our offer the enclosed Acknowledgement and Agreement must be received before September 27, 2002.

         If you have any questions or need assistance in completing the enclosed Acknowledgement and Agreement, please contact our information agent, River Oaks Partnership Services, Inc., toll free, at (888) 349-2005.

         IF YOU HAVE ALREADY RESPONDED TO OUR OFFER, PLEASE DISREGARD THIS
LETTER.

                                       AIMCO PROPERTIES, L.P.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.

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           By Mail:                          By Overnight Courier:                        By Hand:
         P.O. Box 2065                         111 Commerce Road                      111 Commerce Road
S. Hackensack, N.J. 07606-2065               Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                          Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

                                         For information, please call:
   Toll Free (888) 349-2005                                                     Via Facsimile: (201) 460-2889
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